Shareholder Meeting Results (unaudited)

The reconvened Special Meeting of Shareholders of Aquila
 Tax-Free Trust of Oregon (the 'Trust') was held on June
6, 2016. The holders of shares representing 54% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).


Dollar Amount of  Votes
				FOR		AGAINST		ABSTAIN
1. Approve changes to the Trust's fundamental
 policies relating to:

2A.  Permitted Trust
	 investments
$297,107,432	$14,157,392	$25,323,6652B.  Investments in
	voting securities,
	other investment
       	companies and certain
	other instruments	$296,620,447	$14,799,785	$25,168,2572C.  Concentration of Trust
	investments
		$296,934,852
$14,418,080
$25,235,5002D.  Lending of Trust assets
	$286,723,626
$23,666,974	$26,197,854

2E.  Borrowing of money
		$285,991,122	$23,987,202	$26,610,096

2F.  Issuance of senior
	securities
		$295,626,020
$15,764,044	$25,198,3682G  Investments in commodities
	$288,352,771
$23,215,586	$25,020,086

2H  Certain affiliated
	transactions
$290,757,743	$18.982,527	$26,848,150

2I.  Investments in real estate
	$293,150,281	$19,225,072	$24,213,0902J.  Restrictions on control
	investments
$293,757,446	$16,124,552
$26,706,4342K.  Restrictions on short
	sales and use of
	margin
			$293,670,658	$18,801,687	$24,116,063

2L.  Underwriting
		$295,203,203	$15,743,692	$25,641,571

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